UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2011

SINGLE TOUCH SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2235 Encinitas Boulevard, Suite 210, Encinitas, California 92024
(Address of principal executive offices) (Zip Code)

(760) 438-1000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entity into a Material Definitive Agreement.

The information set forth under Item 5.02 below regarding the Orsini Agreement is incorporated by reference.

Such summary of the material terms of the Orsini Agreement does not purport to be a complete description of all terms and is qualified in its entirety by the full text of the Orsini Agreement.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2011, James Orsini became our Chief Executive Officer and President.  He will also be, until a permanent Chief Financial Officer is hired, our Chief Financial Officer.  These positions were previously held by Anthony Macaluso.  Anthony Macaluso will continue to serve us as our Executive Chairman.

Also, we increased the size of our Board of Directors to 5 seats and, effective May 16, 2011, appointed James Orsini to serve on our Board of Directors.  (Our Board of Directors does not currently have any committees.)  The factors that led our Board of Directors to the conclusion to choose Mr. Orsini to serve as a Director were his status as our Chief Executive Officer and his experience and skills in management, marketing and finance, all as exhibited in his employment history.

From February 2006 to May 2011, Mr. Orsini served as Executive Vice President and Director of Finance and Operations at Saatchi & Saatchi New York, a marketing/advertising agency unit of  Publicis Groupe S.A.  Mr. Orsini, age 48, received a bachelor of science in business administration degree from Seton Hall University, magna cum laude, and is a certified public accountant.

Mr. Orsini will work for us from our newly-established New Jersey office.

Pursuant to our hire letter agreement with him dated March 10, 2011, as amended on May 16, 2011 (the “Orsini Agreement”), we will pay Mr. Orsini an annual salary of $385,000 (subject to possible annual escalations) for three years.  The Orsini Agreement also calls for successive two-year renewals unless either party elects against renewal.  Mr. Orsini can also receive discretionary cash bonuses, and after three months of employment he is entitled to receive a $25,000 payment in respect of certain expenses.

We also agreed to grant Mr. Orsini a total of 4,500,000 upfront stock options under our 2010 Stock Plan with 1,500,000 of the options (at an exercise price of $0.63 per share) vesting after one year of service, 1,500,000 of the options (at an exercise price of $0.90 per share) vesting after two years of service and 1,500,000 of the options (at an exercise price of $0.90 per share) vesting after three years of service.

As contemplated by the Orsini Agreement, we granted such stock options to Mr. Orsini on May 16, 2011.  In addition, on May 16, 2011 we awarded 400,000 shares of common stock (valued at $252,000) to Mr. Orsini in connection with his pre-employment efforts in support of our interests.

Under the Orsini Agreement, if Mr. Orsini is terminated without cause or due to disability, or if he resigns for good reason (all as defined in the Orsini Agreement) or if we elect not to renew his employment term, then upon giving us a release he shall be entitled to one year of salary continuation and one year of COBRA premiums payments.  Also, vesting of his stock options shall accelerate if we experience a change in majority control.

Mr. Orsini agreed in the Orsini Agreement not to compete with us for the duration of his employment with us and for 24 months thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       May 20, 2011

SINGLE TOUCH SYSTEMS INC.

By:	/s/ Anthony Macaluso
Name: Anthony Macaluso
Title: Chairman